AMENDMENT TO EMPLOYMENT AGREEMENT

        Pursuant to Section 10(c) of the FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated January 1, 2008, by and between OSHKOSH CORPORATION, a Wisconsin corporation (the “Company”), and CHARLES L. SZEWS (the “Executive”), Section 3(a) of the Agreement is hereby amended, effective as of February 1, 2009, to read in its entirety as follows:

        (a)       Base Salary. Subject to adjustment in accordance with this subsection (a), the Executive shall receive a base salary at the annual rate of not less than $665,000. The Human Resources Committee of the Board of Directors of the Company (the “Committee”) shall review the Executive’s base salary annually to determine whether such salary should be increased. Notwithstanding the foregoing, for the period from February 1, 2009 to September 30, 2009, the Executive shall receive a base salary at an annual rate that represents a 10% reduction from the annual rate in effect on January 31, 2009, and as of the close of business on September 30, 2009, the annual rate in effect on January 31, 2009 will be reinstated. (In this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this subsection (a).)

OSHKOSH CORPORATION	EXECUTIVE
By: /s/ Robert G. Bohn	/s/ Charles L. Szews
Name: Robert G. Bohn	Charles L. Szews
Title: Chairman and Chief Executive Officer
Attest:_______________________________
Name:____________________________
Title:_____________________________